EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 16th day of June, 2023 (the “Effective Date”), and is by and between 374WATER INC., a Delaware corporation (the “Company”), and ISRAEL DAVID ABITBOL, an individual (the “Employee”).

R E C I T A L S

A.

The Employee currently serves as the Company’s Chief Financial Officer without a written employment agreement and possesses knowledge and skills which the Company believes will be of substantial benefit to its operations and success, and the Company desires to employ the Employee on the terms and conditions set forth below.

B.	The Employee is willing to make the Employee’s services available to the Company on the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1. Employment. The Company hereby agrees to employ the Employee and the Employee hereby agrees to serve the Company on the terms and conditions set forth herein.

2. Duties of Employee. During the Employment Period (as defined in Section 3, below), the Employee shall serve as Chief Financial Officer (CFO) of the Company. The Employee shall diligently perform all services reasonably required of him in his capacity as CFO of the Company and shall exercise such power and authority as is customarily associated with the CFO of a comparable company, consistent with applicable law and the authorizations and instructions given from time to time by the Company’s Chief Executive Officer and Board of Directors (the “Board”). During the Employment Period, the Employee will faithfully carry out his responsibilities and provide services to the Company on a full time basis. In addition, the Employee shall act in accordance with (i) standing instructions for the position which may be issued by the Company from time to time; (ii) all reasonable and lawful requests, directions and/or restrictions imposed by the Company; and (iii) all policies of the Company as prescribed from time to time. Upon termination of employment, the Employee shall return all Company equipment and other Company property in the Employee’s possession, custody or control.

3. Term. The Employee shall be employed by the Company commencing on the Effective Date of this Agreement. The Employee’s employment by the Company shall continue unless this Agreement is terminated first pursuant to Section 6 below (the “Term” or the “Employment Term”). For all purposes of the Agreement, no termination of the Employee’s employment shall be deemed to have occurred if the Employee is transferred during the Employment Period to any business entity which is an Affiliate of the Company. As used in this Agreement, the term “Affiliate” means, with respect to any specified person or entity (“Person”), any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

4. Compensation; Benefits. The Employee shall receive compensation of $171,600 per year by the Company retroactively from January 1, 2023 through the Term (the “Base Salary”), with such Compensation payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes as shall be required by applicable law. In addition, Employee shall be eligible for (i) bonuses, stock options and/or other incentive compensation in the discretion of the Board, and (ii) health insurance benefits and other employment benefits in accordance with plans established by the Company for its executive employees from time to time.

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5. Expense Reimbursement. Subject to such reasonable rules and guidelines as the Company may from time to time adopt for its employees generally, the Company shall reimburse the Employee for all reasonable expenses actually paid or incurred by the Employee during the Term of Employment in the course of and pursuant to the business of the Company. The Employee shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

6. Termination. Employee’s employment may be terminated in any one of the following ways:

(a) Termination by the Company “For Cause.” The Company may terminate the employment upon written notice to Employee “for cause,” which shall be:

(i) Employee’s material breach of this Agreement, which is not cured within 30 days following written notice to Employee;

(ii) Employee’s gross negligence in the performance of his duties hereunder, intentional nonperformance or mis-performance of such duties, or refusal to abide by or comply with the directives of the Board, or with the Company’s policies and procedures, which is not cured within 30 days following written notice to Employee;

(iii) Employee’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, or any of its affiliates, that in the judgment of the Company would materially and adversely affect the operations or reputation of the Company;

(iv) Employee’s conviction of a felony or other crime involving moral turpitude;

(v) Employee’s abuse of alcohol or drugs (legal or illegal) that, in the Company’s judgment, materially impairs Employee’s ability to perform his duties hereunder; or

(vi) Employee’s violation of Company’s personnel policies, which is not cured within 30 days following written notice to Employee.

In the event of a termination “for cause,” as enumerated above, Employee shall have no right to any severance compensation or other compensation accruing after the effective date of termination, no right to bonus not yet due and payable at the time of termination, and no right to monies for accrued and unused paid time off, or other personal time.

(b) Termination Without Cause. At any time after the commencement of employment, the Company may, without cause, terminate Employee’s employment, effective 30 days after written notice is provided to Employee. A resignation by Employee following a pay cut, demotion or other material adverse change in Employee’s rights or duties shall be deemed termination by the Company without cause. Should the Company exercise its right to terminate Employee without cause, the Company will provide Employee with compensation (“Severance Compensation”) equal to the Base Salary, plus health insurance benefits, from the effective date of termination for 6 months. Such payments shall be made in accordance with the Company’s regular payroll cycle.

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(c) Payment Through Termination. Upon termination of Employee’s employment, Employee shall be entitled to receive all of his Base Salary earned and all reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above in this Section 6. All other rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that Employee’s obligations under Sections 7 and 8 below shall survive such termination in accordance with their terms.

7. Restrictive Covenants.

(a) Confidentiality. Except as required in the performance of Employee’s work for the Company, Employee will not directly or indirectly use or disclose any Trade Secret Information (as defined below), either during or after employment with the Company for so long as such information remains Trade Secret Information as defined herein. Except as required in the performance of Employee’s work for the Company, during the period of Employee’s employment with the Company and for a period of two years thereafter, Employee will not directly or indirectly use or disclose any Confidential Information (as defined below), and will not circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement. The Employee further agrees that the Confidential Information is the exclusive property of the Company and in furtherance thereof, the Employee covenants with the Company not to engage in any conversations, negotiations, correspondence or any transactions with respect to the Confidential Information, or take any other actions involving the Confidential Information, whether directly or indirectly, or whether on the account of the Employee or not, which will not be in the best interests of the Company or will not be within the intent of this Agreement, without express written consent of the Company, which consent shall be in the sole discretion of the Company and which consent may be unreasonably withheld.

As used herein, “Trade Secret Information” means any information possessed by the Company which derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. For purposes of this Agreement, “Trade Secret Information” includes both information disclosed to Employee by the Company, or by its other employees, agents or representatives, and information otherwise acquired or developed by Employee in the course of his employment with the Company. As used herein, “Confidential Information” means any information possessed by the Company which is not readily ascertainable by proper means by other persons, regardless of whether such Confidential Information has independent economic value. Any information that Employee can demonstrate is publicly available through no fault of Employee or others with a duty or other obligation of confidentiality to the Company (contractual or otherwise), is not Trade Secret Information or Confidential Information within the meaning of this Agreement.

Notwithstanding anything else in this Agreement, Trade Secret Information shall include, but is not limited to: (i) information concerning the Company’s management, financial condition, financial operation, purchasing activities, pricing formulas, existing and contemplated products and services, sales activities, marketing research, marketing plans, marketing activities, and business plans; (ii) information acquired or compiled by the Company concerning actual or prospective customers, including, but not limited to, their identities, their business operations, their finances, the identity and quantity of products or services purchased from the Company, and other unpublished information furnished by or about them to the Company; (iii) all designs, plans, data and other information relating to the Company’s systems, products and technology; (iv) the Company’s software (including source code, object code and related documentation), its software requirements and design documentation, its product development plans, its security procedures, methods and vulnerabilities (including, without limitation, all passwords and user ids), the algorithms, methods and procedures used within the Company’s software, and all ideas and proposals, whether generated internally or not, relating to the design, operation, implementation, use and maintenance of the Company’s software, systems and products; (v) all Inventions (as defined in Section 7(c)(2), below), regardless of whether such Inventions have been reduced to practice or are subject to patent protection; and (vi) all other types and categories of information (in whatever form) with respect to which, under all the circumstances, Employee knows or has reason to know that the Company intends or expects secrecy to be maintained and as to which the Company has made reasonable efforts to maintain secrecy.

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The Company may, from time to time, inform Employee of restrictions upon the use or disclosure of specified information which has been licensed or otherwise disclosed to the Company by third parties pursuant to license or confidential disclosure agreements which contain restrictions upon the use or disclosure of such information. Employee agrees that such information shall be treated as Confidential Information under this Agreement, and, in addition, Employee agrees to abide by the restrictions upon use and/or disclosure contained in such agreements.

Employee will not use or disclose to the Company any confidential or proprietary information belonging to others, and Employee represents that his employment by the Company does not and will not require the use or disclosure of such information or the violation of any confidential relationship with any third party.

(b) Other Property of the Company. All documents, encoded media, and other tangible items provided or made accessible to Employee by the Company, or by its other employees, agents or representatives, or prepared, generated or created by Employee or others in connection with any business activity of the Company, are and shall remain the property of the Company.

Upon termination of his employment with the Company, Employee will promptly deliver to the Company all such documents, media, and other items in Employee’s possession, including all complete or partial copies, recordings, abstracts, notes or reproductions of any kind made from or about such documents, media, items or information contained therein.

Employee will neither have nor claim any right, title, or interest in any Invention, patent, copyright, trademark, service mark or trade name (or any application released thereto) owned or used by the Company.

(c) Ownership of Developments.

(1) Work Product. All work, writing, material, copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, Inventions (as defined below), processes, or works of authorship developed or created by Employee during the course of performing work for the Company or its clients, including, but not limited to, supercritical water oxidation (SCWO) systems, Air SCWO system, waste heat systems, Rankine cycle technologies, renewable technologies and power consumption technologies, (collectively, “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Employee for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may be considered work made by the Employee for hire for the Company, the Employee hereby assigns all right title and interest the Employee has or may have in such Work Product to the Company, and Employee further agrees to execute any assignments or similar documents requested by the Company in the future to further evidence and document the Company’s rights in and to any Work Product, and to do so without any requirement of further consideration, even if such request is made after this Agreement expires or terminates.

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For the purposes of this Section 7(c), “Work Product” shall include, without limitation, all work relating in any way to the business of the Company that is conceived or created, in whole or in part, by the Employee during the Term, regardless of whether such creation is performed during normal working hours or with the use of Company equipment, all copies of such work in any medium whatsoever in the Employee’s control or possession, and all derivative works of such work authored in whole or in part by the Employee.

(2) Inventions. As used herein, “Invention” means any discovery, improvement, innovation, idea, formula, or shop right (whether or not patentable, whether or not put into writing, and whether or not put into practice) made, generated, or conceived by Employee (whether alone or with others, whether or not patentable, whether or not put into writing, and whether or not reduced to practice) during the Term that relates in any way to the Company’s products, services, systems, markets, business methods, operations or plans. For purposes of this Agreement, any Invention relating to the business of the Company or to the Company’s actual or demonstrably anticipated research or development with respect to which Employee files a patent application within one year after termination of the Term shall be presumed to be an Invention conceived by Employee during the Term, rebuttable only by accurate, written and duly corroborated evidence that such Invention was not first conceived by Employee until after the termination of this Employment Agreement.

Employee further agrees that all Inventions generated, made or conceived by Employee during the Term shall also be solely owned by the Company, and Employee hereby irrevocably assigns to the Company all of his right, title and interest in and to any and all Inventions. Employee shall promptly disclose all Inventions to the Company in writing.

Employee further agrees to execute any assignments or similar documents requested by the Company to further evidence and document the Company’s rights in and to any Inventions, and to cooperate with Company, at the Company’s expense, in obtaining letters patent or equivalent protection for such Inventions in any and all locations and jurisdictions Company may choose in its sole discretion throughout the world, and to do so without any requirement of further consideration, even if such request is made after this Agreement expires or terminates.

(d) Definition of Company. Solely for purposes of this Section 7, the term “Company” also shall include any existing or future subsidiaries of the Company.

(e) Covenant Not to Compete. (i) During the period of Employee’s employment with the Company and for a period of one year thereafter, Employee will not, as an employee, officer, director, contractor, broker, distributor, advisor, consultant, or owner, or in any other capacity, directly or indirectly participate or assist in: (A) the design, development, production, marketing or sales of any product or service competitive with any product or service which the Company markets or plans to market during Employee’s employment or at the time of termination of Employee’s employment with the Company; or (B) the management or financing of a business enterprise engaged in any such activities. The geographic territory within which Employee will refrain from such activities shall be any geographic territory within which the Company or any Company agent or representative markets or plans to market any such products or services during Employee’s employment or at the time of termination of Employee’s employment (“Restricted Area”). For the avoidance of doubt, nothing in this Section 7 will be construed to prohibit or interfere with Employee’s ability to engage with non-profit entities, whether during or after the Employment Period

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(f) Non-Solicitation of Customers. During the two-year period after the date of termination of Employee’s employment with the Company, Employee will not, directly or indirectly, either (i) solicit, divert, take away or accept, or attempt to solicit, divert, take away or accept, the business of any Restricted Customer (as defined below) for any product or service offered by the Company within the Restricted Area; or (ii) attempt or seek to cause any Restricted Customer to refrain, in any respect, from acquiring from or through the Company any product or services offered by the Company within the Restricted Area. As used herein, the term “Restricted Customer” means any customer to whom or to which goods or services were provided by the Company during the two-year period prior to the date of Employee’s employment, and any potential customer of the Company that the Company solicited during the one-year period prior to the date of termination of Employee’s employment with the Company.

(g) Non-Solicitation of Employees/Consultants. During the two-year period after the date of termination of the Employee’s employment with the Company, Employee will not, as to work within the Restricted Area, directly or indirectly solicit, request or induce any employee or consultant of the Company to terminate employment or consultancy with the Company and seek employment or consultancy with another firm other than the Company; provided, however, that a general advertisement in a medium of general public circulation with respect to a particular employment or consultancy position that is not targeted at any one or more the employees of the Company will not violate the covenants of this Section.

(h) Duty of Loyalty. Employee agrees that during the time that Employee is employed by the Company, Employee will owe the Company a duty of loyalty, and that as part of this duty of loyalty, Employee shall not engage in any form of business activity representing competition against the Company. Similarly, Employee, while employed by the Company, shall not appropriate for Employee’s own use any business opportunity of the Company, or otherwise engage in conduct where Employee’s own business interests are developed instead of the Company’s business interests.

(i) Requests for Clarification. In the event Employee is uncertain as to the meaning of any provision of this Agreement or its application to any particular information, item or activity, Employee will inquire in writing to the Chief Executive Officer or General Counsel of the Company, specifying any areas of uncertainty. The Company will respond in writing within a reasonable time and will endeavor to clarify any subject of uncertainty, including such things as whether it considers particular information to be its Trade Secret Information or whether it considers any particular activity or employment to be in violation of this Agreement.

(j) Acknowledgment by Employee. The Employee acknowledges and confirms that (i) the restrictive covenants contained in this Section 7 are reasonably necessary to protect the legitimate business interests of the Company; and (ii) the restrictions contained in this Section 7 (including, without limitation, the length of the term of the provisions of this Section 7) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind.

(k) Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 7 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(l) Survival. The provisions of this Section 7 shall survive the termination of this Agreement, as applicable.

8. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Employee of any of the covenants contained in Section 7 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Employee recognizes and hereby acknowledges that the Company shall be entitled to seek an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 7 of this Agreement by the Employee or any of the Employee’s Affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

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9. Assignment. Neither party shall have the right to assign or delegate the Employee’s rights or obligations hereunder, or any portion thereof, to any other person.

10. Governing Law. This Agreement is to be construed and enforced according to the laws of the State of North Carolina. The parties agree to accept any service of process by mail and to the exclusive venue of courts of competent jurisdiction located in Durham County, North Carolina, in any dispute arising out of the employment by the Company of the Employee, compensation or any damages in respect thereof.

11. Entire Agreement; Amendment. This Agreement reflects the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Employee and the Company (or any of its Affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Employee.

12. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed email addressed as set forth herein. All notices shall be deemed given on the date of delivery. Notice shall be sent: (i) if to the Company, addressed to 374Water Inc., 3710 Shannon Road, #51877, Durham, North Carolina 27717 Attention: Yaacov Nagar, Chief Executive Officer, kn@374water.com and (ii) if to the Employee, to the Employee’s address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

13. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

14. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law.

15. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

16. Damages. Nothing contained herein shall be construed to prevent the Company or the Employee from seeking and recovering from the other damages sustained by either or both of them as a result of its or his or her breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the term or provisions of this Agreement, then each party shall pay its own court costs and attorneys’ fees related thereto.

17. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signatures Begin on Following Page.]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY: 374WATER INC.

By:	/s/ Yaacov Nagar
Yaacov Nagar, Chief Executive Officer

EMPLOYEE:

/s/ Israel David Abitbol
Israel David Abitbol

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